                                   EXHIBIT 23

                          INDEPENDENT AUDITOR'S REPORT
                                       OF
                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                               FOR THE YEARS ENDED
                           DECEMBER 31, 1999 AND 1998

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                        CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1999

                                 C O N T E N T S


Independent Auditors' Report........................................... 3

Consolidated Balance Sheet............................................. 5

Consolidated Statements of Operations.................................. 6

Consolidated Statements of Stockholders' Equity (Deficit).............. 7

Consolidated Statements of Cash Flows..................................10

Notes to the Consolidated Financial Statements.........................12

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


To the Board of Directors
Health & Leisure, Inc. and Subsidiaries
(A Development Stage Company)
Columbus, Ohio


We have audited the accompanying consolidated balance sheet of Health & Leisure, Inc. and Subsidiaries (a development stage company) as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 1999 and from inception on March 13, 1985 through December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Health & Leisure, Inc. and Subsidiaries (a development stage company) as of December 31, 1999 and the consolidated results of their operations and their cash flows for the year ended December 31, 1999 and from inception on March 13, 1985 through December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company has had limited operations and limited capital which together raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Jones, Jensen & Company
Salt Lake City, Utah
March 28, 2000

                          Independent Auditor's Report


To The Board of Directors of
Health & Leisure, Inc. and Subsidiaries


         We have audited the accompanying statement of operations, cash flow, and stockholders' equity of Health & Leisure, Inc. and Subsidiaries as of December 31, 1998. These financial statements are the responsibility of the management of Health & Leisure, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

         We have conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the 1998 financial statements referred to above present fairly, in all material respects, the financial position of Health & Leisure, Inc. and Subsidiaries as of December 31, 1998 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A, the Company has experienced significant recurring losses and has a net stockholders' deficit that raise substantial doubt about its ability to continue as a going concern. Substantially all of the outstanding debt, and the revenue and expense activity of the business are related party transactions. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


------------------------------
HARMON & COMPANY, CPA, INC.

MARCH 20, 1999

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                           Consolidated Balance Sheet


                                     ASSETS
                                     ------

                                                                                                 December 31,
                                                                                                     1999
                                                                                               -----------------
CURRENT ASSETS

   Cash and cash equivalents                                                                   $           1,050
                                                                                               -----------------

     Total Current Assets                                                                                  1,050
                                                                                               -----------------

     TOTAL ASSETS                                                                              $           1,050
                                                                                               =================


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

   Accounts payable                                                                            $          59,454
   Accrued wages (Note 3)                                                                                366,000
   Note payable - related party (Note 2)                                                                 267,272
   Accrued interest payable - related party (Note 2)                                                      98,974
                                                                                               -----------------

     Total Current Liabilities                                                                           791,700
                                                                                               -----------------

STOCKHOLDERS' EQUITY (DEFICIT)

   Preferred stock; 10,000,000 shares authorized of $0.01
    par value, no shares outstanding                                                                      -
   Common stock; 20,000,000 shares authorized of $0.01
    par value, 17,325,427 shares issued and outstanding                                                  173,254
   Additional paid-in capital                                                                          1,213,236
   Deficit accumulated during the development stage                                                   (2,177,140)
                                                                                               -----------------

     Total Stockholders' Equity (Deficit)                                                               (790,650)
                                                                                               -----------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                                      $           1,050
                                                                                               =================





The accompanying notes are an integral part of these consolidated financial statements.

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                      Consolidated Statements of Operations


                                                                                                        From
                                                                        For the                     Inception on
                                                                      Years Ended                     March 13,
                                                                      December 31,                  1985 Through
                                                           ------------------------------------     December 31,
                                                                 1999             1998                  1999
                                                           ---------------------------------------------------------
REVENUES

   Product sales                                           $          -        $          -       $          297,667
   Consulting revenue                                                 31,000              84,203             550,061
                                                           -----------------   -----------------  ------------------

     Total Revenue                                                    31,000              84,203             847,728
                                                           -----------------   -----------------  ------------------

OPERATING EXPENSES

   Cost of goods sold                                                 -                   -                  402,961
   Officer salaries                                                   24,000              24,000             572,750
   General and administrative                                         17,324              15,889             930,424
   Legal and accounting                                               18,553              13,682             563,727
   Travel                                                             59,160              53,378             489,514
   Bad debts                                                          -                   -                   38,500
   Depreciation and amortization                                      -                   -                   48,216
                                                           -----------------   -----------------  ------------------

     Total Expenses                                                  119,037             106,949           3,046,092
                                                           -----------------   -----------------  ------------------

LOSS FROM OPERATIONS                                                 (88,037)            (22,746)         (2,198,364)
                                                           -----------------   -----------------  ------------------

OTHER INCOME (EXPENSE)

   Interest income                                                    -                   -                   18,111
   Interest expense                                                  (13,739)            (13,535)           (182,538)
   Gain on sale of marketable securities                              -                   -                   19,590
   Other income (expense)                                             -                      722              (1,227)
                                                           -----------------   -----------------  ------------------

     Total Other Income (Expense)                                    (13,739)            (12,813)           (146,064)
                                                           -----------------   -----------------  ------------------

LOSS BEFORE EXTRAORDINARY ITEM                                      (101,776)            (35,559)         (2,344,428)
                                                           -----------------   -----------------  ------------------

EXTRAORDINARY ITEM - GAIN ON EXTINGUISHMENT
 OF DEBT                                                              -                   -                  167,288
                                                           -----------------   -----------------  ------------------

NET LOSS                                                   $        (101,776)  $         (35,559) $       (2,177,140)
                                                           =================   =================  ==================

BASIC LOSS PER SHARE                                       $           (0.01)  $           (0.00)
                                                           =================   =================

WEIGHTED AVERAGE SHARES OUTSTANDING                               17,325,427          17,325,427
                                                           =================   =================


The accompanying notes are an integral part of these consolidated financial statements.

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
            Consolidated Statements of Stockholders' Equity (Deficit)

                                                                                         Deficit
                                                                                       Accumulated
                                                                       Additional      During the
                                                      Common Stock      Paid-In        Development
                                       Shares            Amount         Capital           Stage
                                     -----------      -------------    ------------    ------------
Balance at inception on
 March 13, 1985                           -           $    -           $    -            $     -

Proceeds from initial issuance
 of common stock on March 13,
 1985 at $0.02 per share               300,000            3,000            3,000               -

Retroactive effect of
 recapitalization                    7,700,000           77,000           (3,000)          (27,049)

Net loss for the period ended
 December 31, 1985                           -                -                -           (96,722)
                                     ---------        ---------        ---------         ---------

Balance, December 31, 1985           8,000,000           80,000                -          (123,771)
Common shares issued for
 cash at $0.10 per share             1,000,000           10,000           90,000                 -

Proceeds from exercise of
 Series A Warrants at $0.99
 per share                             625,427            6,254          614,661                 -

Stock offering costs                         -                -          (25,610)                -

Net loss for the year ended
 December 31, 1986                           -                -                -          (230,969)
                                     ---------        ---------        ---------         ---------

Balance, December 31, 1986           9,625,427           96,254          679,051          (354,740)

Proceeds from exercise of
 options at $0.01 per share            140,000            1,400             (550)                -

Proceeds from exercise of
 Series A Warrants at $1.00
 per share                              10,000              100            9,900                 -

Common shares issued
 pursuant to finders fee
 agreement at $0.01 per share          200,000            2,000                -                 -

Cost incurred in obtaining
 working capital                             -                -          (25,580)                -

Net loss for the year ended
 December 31, 1987                           -                -                -          (374,614)
                                     ---------        ---------        ---------         ---------

Balance, December 31, 1987           9,975,427        $  99,754        $ 662,821         $(729,354)
                                     ---------        ---------        ---------         ---------


The accompanying notes are an integral part of these consolidated financial statements.

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
      Consolidated Statements of Stockholders' Equity (Deficit) (Continued)


                                                                                                Deficit
                                                                                              Accumulated
                                             Common Stock                  Additional         During the
                                    ------------------------------          Paid-In           Development
                                       Shares            Amount             Capital              Stage
                                    ------------      ------------        -----------        -------------
Balance, December 31, 1987            9,975,427        $    99,754        $   662,821        $  (729,354)

Dividend - 498,771 shares
 of Entrepreneur, Inc.                        -                  -                  -            (14,689)

Net loss for the year ended
 December 31, 1988                            -                  -                  -           (242,711)
                                    -----------        -----------        -----------        -----------

Balance, December 31, 1988            9,975,427             99,754            662,821           (986,754)

Common stock issued in lieu
 of debt at $0.06 per share           2,000,000             20,000            100,000                  -

Common stock issued for cash
 at $0.07 per share                   1,500,000             15,000             95,000                  -

Contribution of capital                       -                  -            106,415                  -

Net loss for the year ended
 December 31, 1989                            -                  -                  -           (156,153)
                                    -----------        -----------        -----------        -----------

Balance, December 31, 1989           13,475,427            134,754            964,236         (1,142,907)

Common stock issued for cash
 at $0.07 per share                   3,850,000             38,500            241,500                  -

Net loss for the year ended
 December 31, 1990                            -                  -                  -           (490,642)
                                    -----------        -----------        -----------        -----------

Balance, December 31, 1990           17,325,427            173,254          1,205,736         (1,633,549)

Net loss for the year ended
 December 31, 1991                            -                  -                  -            (22,323)
                                    -----------        -----------        -----------        -----------

Balance, December 31, 1991           17,325,427            173,254          1,205,736         (1,655,872)

Net loss for the year ended
 December 31, 1992                            -                  -                  -            (78,322)
                                    -----------        -----------        -----------        -----------

Balance, December 31, 1992           17,325,427            173,254          1,205,736         (1,734,194)

Contributed capital                           -                  -              7,500                  -

Net loss for the year ended
 December 31, 1993                            -                  -                  -            (85,881)
                                    -----------        -----------        -----------        -----------

Balance, December 31, 1993           17,325,427        $   173,254        $ 1,213,236        $(1,820,075)
                                    -----------        -----------        -----------        -----------


The accompanying notes are an integral part of these consolidated financial statements.

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
      Consolidated Statements of Stockholders' Equity (Deficit) (Continued)


                                                                                              Deficit
                                                                                            Accumulated
                                            Common Stock                  Additional         During the
                                    -----------------------------          Paid-In          Development
                                      Shares              Amount           Capital             Stage
                                    ---------         -----------        -----------        ------------

Balance, December 31, 1993          17,325,427        $   173,254        $ 1,213,236        $(1,820,075)

Net loss for the year ended
 December 31, 1994                           -                  -                  -            (61,810)
                                   -----------        -----------        -----------        -----------

Balance, December 31, 1994          17,325,427            173,254          1,213,236         (1,881,885)

Net loss for the year ended
 December 31, 1995                           -                  -                  -            (58,056)
                                   -----------        -----------        -----------        -----------

Balance, December 31, 1995          17,325,427            173,254          1,213,236         (1,939,941)

Net loss for the year ended
 December 31, 1996                           -                  -                  -            (63,365)
                                   -----------        -----------        -----------        -----------

Balance, December 31, 1996          17,325,427            173,254          1,213,236         (2,003,306)

Net loss for the year ended
 December 31, 1997                           -                  -                  -            (36,499)
                                   -----------        -----------        -----------        -----------

Balance, December 31, 1997          17,325,427            173,254          1,213,236         (2,039,805)

Net loss for the year ended
 December 31, 1998                           -                  -                  -            (35,559)
                                   -----------        -----------        -----------        -----------

Balance, December 31, 1998          17,325,427            173,254          1,213,236         (2,075,364)

Net loss for the year ended
 December 31, 1999                           -                  -                  -           (101,776)
                                   -----------        -----------        -----------        -----------

Balance, December 31, 1999          17,325,427        $   173,254        $ 1,213,236        $(2,177,140)
                                   ===========        ===========        ===========        ===========


The accompanying notes are an integral part of these consolidated financial statements.

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                      Consolidated Statements of Cash Flows


                                                                                                             From
                                                                             For the                      Inception on
                                                                            Years Ended                     March 13,
                                                                            December 31,                  1985 Through
                                                                 ----------------------------------       December 31,
                                                                      1999                1998                1999
                                                                 --------------      --------------     ----------------
CASH FLOWS FROM OPERATING ACTIVITIES

   Net (loss)                                                    $     (101,776)     $      (35,559)    $    (2,177,140)
   Adjustments to reconcile net (loss) to net cash
    provided (used) by operating activities:
     Depreciation and amortization                                       -                   -                   48,216
     Bad debt expense                                                    -                   -                   38,500
     Extraordinary item - extinguishment of debt                         -                   -                 (167,288)
     Gain on sale of marketable securities                               -                   -                  (19,590)
     Expenses recorded as note payable to officer                        -                   -                  163,275
     Common stock issued for services rendered                           -                   -                  197,000
     Other non-cash items                                                -                   -                   (4,520)
   Changes in operating assets and liabilities:
     (Increase) decrease in accounts receivable                          -                   -                  (31,000)
     (Increase) decrease in other assets                                 -                   -                  (11,778)
     Increase (decrease) in accounts payable                             25,705               6,108             144,373
     Increase (decrease) in accrued expenses                             36,638              36,721             531,600
                                                              -----------------   -----------------  ------------------

       Net Cash Provided (Used) by Operating Activities                 (39,433)              7,270          (1,288,352)
                                                              -----------------   -----------------  ------------------

CASH FLOWS FROM INVESTING ACTIVITIES

   Offering costs for Entrepreneur, Inc.                                 -                   -                   (5,059)
   Purchase of furniture and fixtures                                    -                   -                   (1,893)
   Proceeds of sales of marketable securities                            -                   -                   48,180
                                                              -----------------   -----------------  ------------------

       Net Cash Provided (Used) by Investing Activities                  -                   -                   41,228
                                                              -----------------   -----------------  ------------------

CASH FLOWS FROM FINANCING ACTIVITIES

   Proceeds from exercise of warrants                                    -                   -                  630,915
   Cash receipts from note payable                                       -                   -                  388,051
   Cash receipts from note payable - shareholder                         66,739               9,850             250,000
   Payments on note payable - shareholder                               (27,691)             (8,500)           (185,491)
   Payments on note payable                                              -                   (7,466)           (144,651)
   Proceeds from sale of common stock                                    -                   -                  301,850
   Proceeds from donated capital                                         -                   -                    7,500
                                                              -----------------   -----------------  ------------------

       Net Cash Provided (Used) by Financing Activities       $          39,048   $          (6,116) $        1,248,174
                                                              -----------------   -----------------  ------------------

The accompanying notes are an integral part of these consolidated financial statements.

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                Consolidated Statements of Cash Flows (Continued)


                                                                      From
                                                 For the           Inception on
                                               Years Ended           March 13,
                                               December 31,        1985 Through
                                        -----------------------    December 31,
                                          1999            1998         1999
                                        --------        -------      --------

NET INCREASE (DECREASE) IN CASH         $  (385)        $ 1,154      $ 1,050

CASH, BEGINNING OF PERIOD                 1,435             281            -
                                        -------         -------      -------

CASH, END OF PERIOD                     $ 1,050         $ 1,435      $ 1,050
                                        =======         =======      =======


SUPPLEMENT CASH FLOW INFORMATION

   Interest paid                        $ 1,101         $   814      $56,911
   Income tax                           $  -            $   -        $     -

The accompanying notes are an integral part of these consolidated financial statements.

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                                December 31, 1999


NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              a.  Organization

              The consolidated financial statements presented are those of Health & Leisure, Inc. (Health ) and its wholly-owned subsidiaries, H & L Concepts, Inc. (H & L), Amtele, Inc. (Amtele), and Venture Sum, Inc. (Venture). Collectively, they are referred to herein as the "Company."

              Health & Leisure, Inc. was incorporated on March 13, 1985, under the laws of the State of Utah as Univenture Capital Corporation (Univenture). On August 29, 1986, Univenture issued 7,700,000 shares of common stock to stockholders of Health and Leisure, Inc., a Delaware Corporation, (which subsequently changed its name to Entre Vest, Inc.) for all the outstanding stock of Health & Leisure, Inc. This transaction was treated as a recapitalization of Health & Leisure, Inc., and the financial statements of both companies were combined to reflect this transaction retroactively to March 13, 1985 (date of inception). Prior to this transaction, results of operations from January 1, 1986 through August 29, 1986 included losses of $13,000 and $77,000 for Univenture and Health & Leisure, Inc., respectively. Univernture had previously reported no income or expense for the period ended December 31, 1985. Univenture has since changed its name to Health & Leisure, Inc.

              In June, 1985, the Company formed H & L Concepts, Inc., an Ohio corporation, for the purpose of engaging in any lawful act or activity for which corporations may be. H & L Concepts, Inc. is a wholly-owned subsidiary of the Company.

              In 1990, the Company formed Amtele, Inc., a wholly-owned Delaware subsidiary, for the purpose of marketing telecommunication services. Amtele, Inc. has had no operations since 1992.

              In 1990, the Company formed Venture Sum, Inc., a wholly-owned Delaware subsidiary, for the purpose of searching for and combining with an existing privately-held company in a form which would result in the combined entity being a public corporation. Venture Sum, Inc. has had no operations since 1992.

              Health & Leisure, Inc. was incorporated primarily for the purpose of marketing a disposable pad that produces heat instantaneously by exothermic reaction. The markets for this product include medical, health, sports, and leisure fields. The market for the heat pads has not developed on a scale anticipated by management and the sale of heat pads has not resulted in profitable operations. The Company is no longer actively marketing heat pads.

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                                December 31, 1999


NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                 (Continued)

              a.  Organization (Continued)

              From March, 1990 through December, 1991, the Company marketed a long distance telephone service of American Telephone & Telegraph, Inc. (AT&T) known as its Software Defined Network (SDN) service to primarily small and mid-sized companies located throughout the United States. On December 28, 1990, the Company began conducting its telecommunications business through a 50% interest in Worldwide Enterprise (TWE), a partnership. In 1991, the Company recorded a loss from TWE of$19,861. In 1992, TWE ceased all business activity. The Company divested itself of the partnership in 1991 including all interest in the partnership and all liabilities therefrom. As a result of the TWE partnership, the Company recorded consulting revenue in the amount of $12,667 and $38,000 in 1991 and 1992, respectively.

              During 1991 and 1992, the Company discontinued all business activities with respect to the heat pads and the SDN service, and since that time has been seeking a company with which to effect a business combination.

              In 1993, the Company began providing consulting services for pharmaceutical companies. The Company's president, who is a registered pharmacist, arranged for these services to help meet on-going expenses. The Company does not consider consulting to be its primary on-going business operation and expects such services to cease in 2000.

              The Company has limited operations, assets and liabilities. Accordingly, the Company is dependent upon management and/or significant shareholders to provide sufficient working capital to preserve the integrity of the corporate entity during this phase. It is the intent of management and significant shareholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity.

              b.  Accounting Method

              The Company's consolidated financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 year-end.

              c.  Cash and Cash Equivalents

              Cash equivalents include short-term, highly liquid investments with maturities of three months or less at the time of acquisition.

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                                December 31, 1999

NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              (Continued)

              d.  Basic Net Loss Per Share

              The computation of basic net loss per share of common stock is based on the weighted average number of shares outstanding during the period of financial statements.

                                   For the Year Ended
                                   December 31, 1999
                       -------------------------------------------
                           Loss           Shares       Per Share
                        (Numerator)   (Denominator)     Amount
                       ------------   -------------   -------------
                       $   (101,776)    17,325,427    $    (0.01)
                       ============    ===========    ==========



                                   For the Year Ended
                                   December 31, 1999
                       -------------------------------------------
                           Loss           Shares       Per Share
                        (Numerator)   (Denominator)     Amount
                       ------------   -------------   -------------
                       $    (35,559)   17,325,427     $    (0.00)
                       ============   ===========     ==========

              e.  Provision for Taxes

              At December 31, 1999, the Company had net operating loss carryforwards of approximately $2,100,000 that may be offset against future taxable income through 2019. No tax benefit has been reported in the consolidated financial statements, because the Company believes there is a 50% or greater chance the carryforwards will expire unused. Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation amount of the same amount.

              f.  Additional Accounting Policies

              Additional accounting policies will be established once planned principal operations commence.

              g.  Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                                December 31, 1999


NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              (Continued)

              h.  Revenue Recognition

              The Company has no significant source of ongoing revenues. Revenue recognition policies will be determined when principal operations commence.

              i.  Principles of Consolidation

              The consolidated financial statements include the accounts of Health & Leisure, Inc. and its subsidiaries, all of which are wholly-owned. Significant intercompany accounts have been eliminated.

NOTE 2 -      NOTE PAYABLE - RELATED PARTY

              In order to meet its cash flow needs, the Company has repeatedly borrowed from one of its principal directors. This note functions similar to a revolving line of credit in that it has no specific pay back terms. Interest accrues on this note at a rate of 6% per annum. The total principal amount due on the note at December 31, 1999 was $267,272. Unpaid interest at December 31, 1999 totaled $98,974. Because the note has no specific terms, the entire balance including unpaid interest has been classified as a current liability at December 31, 1999.

NOTE 3 -      ACCRUED WAGES

              During the year ended December 31, 1999, the Company accrued an additional $24,000 in wages payable to its president. As of December 31, 1999, the Company has recorded total accrued wages payable to its president of $366,000.

NOTE 4 -      GOING CONCERN

              The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. It is the intent of the Company to seek after a merger with an existing operating company. Until this occurs, shareholders of the Company have committed to meeting the Company's operating expenses.

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                                December 31, 1999


NOTE 5 -   PREFERRED AND COMMON STOCK

              During 1986, a total of 2,000,000 Series A and Series B warrants were issued in registered form. They were tradeable separately in the over-the-counter market. Each warrant evidenced the right to purchase one share of common stock.

              During 1987 and 1986, 625,427 Series A warrants were exercised at $1.00 per share. No warrants were exercised during 1988, and all remaining warrants expired in 1988.

              The Company issued 200,000 shares of common stock as a finder's fee during 1987. The finder's fee was valued at $2,000 based upon the par value of the stock.

              On May 2, 1988, the Company effected a one-for-ten reverse stock split. The common stock outstanding at that date was reduced from 99,754,275 to 9,975,427 and the authorized common stock changed from 200,000,000 shares, $0.001 par value to 20,000,000 shares,
              $0.01 par value.

              The Company authorized 10,000,000 shares of preferred stock, $0.01 par value, pursuant to an amendment to the Company's certificate of incorporation filed May 2, 1988. The amended certificate permits the Board of Directors to issue one or more series of the preferred stock on terms and conditions approved by the Board of Directors without further action by the stockholders. No shares of preferred stock were issued as of December 31, 1999.

              In 1989, the Company entered into an agreement with its president to discharge indebtedness aggregating $120,000 in exchange for 2,000,000 shares of the Company's common stock. This transaction was recorded as a capital contribution by the Company's president which increased common stock and additional paid-in capital by $120,000 in 1989.

              In 1989, the Company sold 1,000,000 shares of common stock for $60,000 to a director of the Company and signed subscription agreements to issue 500,000 shares of common stock for $50,000, which was received in January, 1990. During 1989, the president individually entered into agreements with two creditors whereby he transferred certain personal assets in full settlement of the amounts due the creditors in the aggregate of $91,415. These settlement agreements have been treated as a capital contribution by the Company's president. During 1989, the president contributed $15,000 of marketable securities to the Company.

              On May 25, 1990, the Company issued 1,000,000 shares of common stock to a vice president of the Company as a signing bonus in consideration for his acceptance of the position. The shares were recorded at $0.10 per share based on the fair market value of the shares, established by previous sales to unrelated parties.

               HEALTH & LEISURE, INC. AND SUBSIDIARIES
                   (A Development Stage Company)
           Notes to the Consolidated Financial Statements
                         December 31, 1999

NOTE 5    - PREFERRED AND COMMON STOCK (Continued)

            During 1990, the Company issued 2,000,000 shares of common stock to consultants of the Company (recorded as compensation at the contractually stated fair value of the services performed) and 850,000 shares pursuant to stock subscription agreements.

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                                December 31, 1999


NOTE 5 -   PREFERRED AND COMMON STOCK (Continued)

              During 1990, the Company issued 2,000,000 shares of common stock to consultants of the Company (recorded as compensation at the contractually stated fair value of the services performed) and 850,000 shares pursuant to stock subscription agreements.




                                       17